Exhibit 99.1

New York Mortgage Trust, Inc. Announces Recent
Developments and De-listing from NYSE

NEW YORK, NY - September 5, 2007 - New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS), today seeks to update the marketplace about recent developments that have occurred since the Company reported its second quarter 2007 operating results on August 6, 2007, and highlight certain aspects of the Company’s balance sheet. The Company feels this update is important given the unprecedented marketplace events that have occurred since the Company reported its second quarter results.

The following developments have occurred since the Company reported its second quarter 2007 results:

•
De-listing from NYSE; Application to Another National Securities Exchange - the Company was notified on September 5, 2007, by the NYSE Regulation, Inc., that trading of the Company’s common stock on the NYSE will be suspended prior to the market opening on Tuesday, September 11, 2007, and that the NYSE will take action to de-list the Company’s common stock; the Company has filed an application to list its common stock on another national securities exchange with details to follow;

•
Loan repurchase settlements - as of September 5, 2007, the Company had settled approximately 77%, based on outstanding principal balance, of all loan repurchase requests that were outstanding when the second quarter 2007 operating results were reported;

•
Additional loan repurchase requests - as of September 5, 2007, since the Company reported its second quarter results it had received one new loan repurchase request relating to a single loan with an original principal balance of $178,000;

•	Liquidity - the Company entered into a $100 million six-month term repurchase agreement; and
•	Balance Sheet - The Company has only $34 million of non-Agency MBS, 94% of which are “AAA” rated.

Trading on NYSE to be suspended pending de-listing; application filed to list on another national securities exchange

On September 5, 2007, the NYSE Regulation, Inc. notified the Company that trading of the Company’s common stock on the NYSE will be suspended prior to the market opening on Tuesday, September 11, 2007, and that the NYSE will take action to de-list the Company’s common stock. The NYSE’s decision to suspend trading in the Company’s common stock was reached in view of the fact that the Company has fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for continued listing. The Company has applied to list its common stock on another national securities exchange. The Company expects to complete the new listing process in late September or early October; however, no assurance can be given that the Company’s common stock will be approved for listing on another national securities exchange. Details with respect to trading in the Company’s common stock beginning Tuesday, September 11, 2007 are to be announced by the OTC Bulletin Board on Monday, September 10, 2007.

Loan Repurchase Request Settlements

Since the Company reported its second quarter 2007 operating results, it has continued to negotiate settlements pertaining to loan repurchase requests for loans originated by its discontinued mortgage lending business. As of September 5, 2007, the Company has settled approximately 77% of all repurchase requests that were outstanding as of August 6, 2007, the date on which second quarter 2007 operating results were reported.

Since August 6, 2007, the Company has received one new loan repurchase request for a single loan with a $178,000 original principal balance.

Liquidity

On August 21, 2007, the Company entered into a $100 million six-month term repurchase agreement that will allow the Company to finance a portion of its $337 million Agency MBS portfolio.

Balance Sheet

As of September 5, 2007, the Company’s balance sheet had the following composition:

•
$471 million of securitized loans permanently financed with collateralized debt obligations (CDO). The CDO debt, resulting from the Company’s in-house loan securitization strategy, is 100% non recourse to the Company and does not subject the Company to margin calls;

•	$337 million in Agency backed REMIC floaters;
•	$34 million in non-Agency MBS, 94% of which are rated “AAA”.

About New York Mortgage Trust

New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). As of March 31, 2007, the Company exited the mortgage lending business. The Company's portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, and purchased MBS. Historically at least 98% of the portfolio has been rated "AA" or "AAA". As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates that may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.